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                                  EXHIBIT 10.1



June 9, 1995




Mr. Don Reigel
XETA Corporation
5330 Manhattan Circle, Suite D
Boulder, Colorado  80303

Re:  Promotion

Dear Don:

This letter will serve as our formal agreement with respect to the terms of your promotion to Vice President of Marketing and Sales.

You will be promoted to this position effective June 12, 1995. As Vice President of Marketing and Sales, you will be responsible for all sales personnel (including the Americom group and other outside sales agents), who will report directly to you. You will report directly to the Company's President.

Your salary will continue to be $75,000 per year, and your existing commission plan will remain in effect for revenue recognized through July 31, 1995. Effective August 1, 1995, you will be entitled to commissions and bonuses, in addition to your salary, on the following basis:

         COMMISSION:      0.25% of the Company's net sales and service
         revenues, to be calculated monthly and paid on or before the end of the following calendar month.

         BONUS: 3% of the increase only in the Company's annual net sales and service revenues ("net revenue"), as compared to the net revenue for the immediately preceding fiscal year, to be paid in one lump sum on or before the January 31 of the year following the close of the Company's fiscal year. For purposes of calculating the amount of bonus to be paid for your services from August 1, 1995 through October 31, 1995, the "increase" will be the amount that net revenue for the fourth quarter of fiscal 1995 exceeds $2,500,000. For purposes of calculating the amount of bonus to be paid for your services during fiscal 1996, the "increase" will be the amount that net revenue for the fiscal year ending October 31, 1996 exceeds $10,000,000.

In no event will the amount of any net revenue recognized by the Company as a result of any acquisition or merger be included in the basis for calculating your commissions or bonus hereunder.





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Mr. Don Reigel
June 9, 1995
Page 2




In the event your employment with XETA is terminated at any time either voluntarily by you or for cause by XETA, you will forfeit the right to receive any bonus amount for the fiscal year in which you were terminated, but not any unpaid bonus due you for the previous fiscal year. In the event XETA terminates your employment without cause, your bonus will be paid to you, prorated as follows: the "increase" will be measured based upon net revenue earned by the Company during the fiscal year in which you are terminated through the month in which you are terminated, compared to the average monthly net revenue of the preceding year, times the number of months worked by you in the fiscal year in which you were terminated.

         For example: If you are terminated without cause in the fifth month of fiscal 1998, and the Company's average monthly net revenue in fiscal 1997 was $1,000,000 per month, and the net revenue in fiscal 1998 through the month of termination was $6,500,000, then the "increase" is $1,500,000 and the bonus amount is $45,000.

"Cause" under this agreement shall mean fraud, theft and other criminal conduct, insubordination or malfeasance of a material nature, or gross negligence.

In consideration of the foregoing, you agree that for a period of twelve (12) months following the termination of your employment under any circumstances (including resignation), you will not directly or indirectly, for yourself or on behalf of any other person, corporation or other entity, (i) solicit any individual or entity which is a customer of the Company at the time of your termination of employment, for or with regard to any products or services being offered by the Company at the time of your termination, including without limitation call accounting, answer detection, voice mail, and PBX equipment, and installation and maintenance services related to such equipment (assuming that such products and services are then being offered for sale by the Company); or (ii) induce or attempt to induce any individual or entity, which is a customer of the Company at the time of your termination of employment, to cancel, lapse or fail to renew any contract, agreement or other arrangement it has with the Company as of the date of your termination; PROVIDED, HOWEVER, that in the event I am not President of the Company at the time of your termination, then these restrictions will expire thirty (30) days after your termination. With regard to entities with which the Company has a "master agreement" in effect at the time of your termination for the provision of equipment and/or services, "customer" will include all properties for which the party under contract with the Company has the authority to make purchase decisions, as well as all properties to which the Company is providing equipment and/or services at the time of your termination.

You further acknowledge that in the course of performing your duties as Vice President of Marketing and Sales, you will have access to proprietary and trade secret information of the Company, including without limitation records, plans, products, system designs, proprietary technology and software, customer lists and other customer data, technical data, pricing information, memoranda, notes, product research and development information, business operations and techniques, and financial information and programs (collectively referred to herein as the "Confidential Information"). In consideration of this promotion, you represent and covenant that you will not copy or use any of the Confidential Information for your own personal gain, nor will you disclose, divulge, furnish, make accessible or provide any of the





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Mr. Don Reigel
June 9, 1995
Page 3




Confidential Information to any third party (except in the performance of your duties as an employee of the Company), without the prior written consent of the Company.

Nothing in this letter should be construed as altering the status of your employment as an employee-at-will.

If you are in agreement with the terms and conditions of your promotion as outlined in this letter, please sign this letter below and return it to me. A copy of this letter is enclosed for your records.

Sincerely,

/s/ Jack R. Ingram

Jack R. Ingram


AGREED TO AND ACCEPTED this
12th day of June, 1995.



        /s/ Don Reigel
---------------------------------
Don Reigel





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